Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Mariah Torpey	Andrew McBath
Davies Murphy Group, Inc.	404-302-9700
781-418-2404	ir@internap.com
internap@daviesmurphy.com
www.daviesmurphy.com

Internap Acquires Enterprise Hosting and Cloud Services Provider Voxel

Addition of dedicated hosting and automated provisioning capabilities results in unmatched IT Infrastructure offering for enterprises

ATLANTA – January 3, 2012 ─ Internap Network Services Corporation (NASDAQ: INAP), a provider of intelligent IT Infrastructure services, today announced that it has acquired Voxel Holdings, Inc., a provider of scalable hosting and cloud services for the enterprise, in an all cash transaction valued at approximately $30 million, plus an additional potential $5 million in cash tied to the delivery of specific objectives during the next two years. The transaction was closed on Friday December 30, 2011.  Headquartered in New York City, with a global presence extending into North America, Europe and Asia, Voxel serves more than 1,000 customers and has approximately 50 employees.

The combination significantly enhances Internap’s flexible IT Infrastructure platform with the addition of Voxel’s dedicated hosting and cloud products. Voxel’s offerings are highly complementary to Internap’s existing portfolio and provide a level of automation and self-service that will be available immediately to Internap’s customer base. Voxel also extends Internap’s addressable market, enabling the company to serve early- to mid-stage IT Infrastructure customers seeking dedicated hosting services, a high-growth market currently estimated by Tier1 Research to reach approximately $3 billion in 2012.

“As IT Infrastructure outsourcing advances, enterprises increasingly seek service providers to support myriad applications and workloads throughout their entire IT lifecycle,” said Eric Cooney, president and chief executive officer of Internap. “This acquisition of Voxel increases Internap’s market share and growth rate, accelerates our product roadmap and creates an unmatched competitive position as an IT Infrastructure services provider.”

Voxel provides on-demand dedicated hosting and cloud services to enterprises and web-centric businesses. Founded in 1999, with strong roots in software development, Voxel has leveraged deep industry expertise, modular components and intelligent automation to overcome the complexities of both dedicated and cloud environments and provide highly agile infrastructure management solutions. Its dedicated hosting offering provides customers with a robust online interface and comprehensive API that enables them to provision and activate services in minutes, gaining cloud-like flexibility from dedicated physical servers. Moreover, customers can also seamlessly integrate physical servers and cloud instances in the same environment, overcoming a typical barrier to enterprise cloud adoption for use with legacy or complex custom application stacks.

By adding Voxel’s service locations in Amsterdam and Singapore to Internap’s existing service locations, the combined company will offer a truly global platform of colocation, managed hosting, dedicated hosting and cloud services.  Additionally, Voxel’s automation technologies and expertise will be leveraged to enhance the existing Internap product set.

"We are excited to be joining Internap, a company that shares our commitment to developing innovative IT Infrastructure solutions to drive the next generation of Internet and cloud applications,” said Raul K. Martynek, president and chief executive officer of Voxel. “The combination of Internap’s broad market presence and robust, high-performance IT Infrastructure platform with our expertise in automated hosting and cloud services will deliver a powerful option for a broad range of enterprise customers.”

Voxel was backed by Seaport Capital in New York. DH Capital served as financial advisor for Voxel.

The company will conduct a conference call to discuss the transaction today at 1:00 p.m. EST.

Conference Call Information:
Listeners may connect to a webcast of the call, which will include accompanying presentation slides, on the investor services section of Internap’s website at http://ir.internap.com/events.cfm. The call can also be accessed by dialing 866-515-9839. An online archive of the webcast presentation will be available for one month following the call. An audio-only replay will be accessible from Tuesday, January 3, 2012, at 3 p.m. EST through Monday, January 9, 2012, at 855-859-2056 using the replay code 40213942.

About Internap
Internap provides intelligent IT Infrastructure services that combine unmatched performance and platform flexibility to enable our customers to focus on their core business, improve service levels and lower the cost of IT operations. Our unique trio of route-optimized enterprise IP, TCP acceleration and a global content delivery network improves website performance and delivers superior end-user experiences. Our scalable colocation, managed hosting, private cloud, public cloud and hybrid offerings provide enterprises the flexibility to adapt to changing business needs and future-proof their IT Infrastructure. Since 1996, thousands of companies have entrusted Internap with the protection and delivery of their online applications. Transform your IT Infrastructure into a competitive advantage with IT IQ from Internap. For more information, visit http://www.internap.com, our blog at http://www.internap.com/blog or follow us on Twitter at http://twitter.com/internap.

About Voxel
Voxel is a leading provider of cloud and hybrid hosting solutions. With hosting facilities around the world, Voxel provides the industry’s only truly hybrid infrastructure solution, allowing clients to seamlessly mix and match dedicated VoxSERVERS, virtual VoxCLOUD servers and scalable storage across their deployment. All Voxel services are backed by a 100% uptime SLA and 24x7x365 “Zero Bureaucracy” support. Please visit: http://www.voxel.net for more information.

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Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to the combination of companies and the expected benefits of the acquisition, including our market share and growth rate, acceleration of our product roadmap and competitive position. Because such statements are not guarantees of future performance and involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include the actual performance of our products and services and those of Voxel; our ability to successfully integrate Voxel, including its products, services and employees, into our company; the reaction and behavior of customers and the market to our combined company; our ability to respond successfully to technological change; the availability of services from Internet network service providers or network service providers providing network access loops and local loops on favorable terms, or at all; failure of third party suppliers to deliver their products and services on favorable terms, or at all; failures in our network operations centers, data centers, network access points or computer systems; our ability to provide or improve Internet infrastructure services to our customers; and our ability to protect our intellectual property, as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.